UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY	12701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 18, 2013, the United States District Court for the Southern District of New York (the “Court”) granted Motions to Dismiss filed by Empire Resorts, Inc. (Empire) and all other defendants in Concord Associates, L.P. v. Entertainment Properties Trust. This lawsuit was originally filed by Concord Associates, L.P. and associates (“Concord Associates”) in March 2012 and asserted in an amended complaint various federal antitrust claims against Empire and its wholly-owned subsidiary, Monticello Raceway Management, Inc. (collectively, the “Company”), Entertainment Properties Trust and its wholly-owned subsidiary, EPT Concord II, LLC (collectively, “EPR”), Genting NY LLC and Kien Huat Realty III Limited. The claims arose out of the Company’s exclusivity agreement and option agreement with EPR, to develop the site of the former Concord Resort located in Sullivan County, New York. Concord Associates brought federal antitrust claims against the Company for conspiracy in restraint of trade, conspiracy to monopolize and monopolization. Concord Associates also brought state law claims for tortious interference with contract and business relations. Concord Associates sought damages in an amount to be determined at trial but not less than $500 million (subject to automatic trebling under federal antitrust laws), unspecified punitive damages and permanent injunctive relief. In its decision, the Court dismissed Concord Associates’ federal antitrust claims with prejudice, meaning that they are dismissed on the merits subject to Concord Associates’ right to appeal, and the Court dismissed Concord Associates’ state law claims without prejudice, meaning they could be further pursued in a state court.

The Company issued a press release relating to the dismissal of the lawsuit, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated September 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 20, 2013

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
	Name:	Joseph A. D’Amato
	Title:	Chief Executive Officer

Exhibit Index

99.1	Press Release, dated September 20, 2013